NON-EMPLOYEE DIRECTOR AGREEMENT

Full Name of Director

[Date]

    Pursuant to the AMC Global Media Inc. (the “Company”) Amended and Restated 2011 Stock Plan for Non-Employee Directors (the “Plan”) and this award agreement (this “Agreement”), you have been granted, effective as of June 16, 2026, [ ] director stock units (“Units”), representing the right to receive a cash amount equal to the Fair Market Value of [ ] shares of AMC Global Media Inc. Class A common stock, par value $0.01 per share (“Shares”) on the Delivery Date as set forth herein. The Units are granted subject to the terms and conditions of this Agreement set forth below and in the Plan:

    1.    DIRECTOR STOCK UNITS

1.1    Each Unit shall represent a fully vested unfunded, unsecured promise by the Company to deliver to you a cash amount equal to the Fair Market Value of a Share, on the first business day after the expiration of 90 days following the date on which you terminate your service as a member of the Board of Directors, as long as that termination of services qualifies as a “separation from service” as provided in Section 5 below (the “Delivery Date”).

1.2    Notwithstanding any other provision to the contrary, if you die prior to the Delivery Date, a cash amount equal to the Fair Market Value of the Shares corresponding to your outstanding Units shall be delivered as soon as practicable thereafter to your estate.

2.    NONTRANSFERABILITY OF UNITS

The Units (or any rights and obligations thereunder) granted to you may not be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of, whether voluntarily or involuntarily, other than by will or by the laws of descent and distribution, and all rights with respect to Units shall be exercisable during your lifetime only by you or your legal representative. Notwithstanding the immediately preceding sentence, (i) you may transfer the Units to a trust or similar vehicle for the benefit of a member of your immediate family; provided that (a) you remain a trustee or co-trustee of such trust and (b) you give the Company three business days advance written notice of any such proposed transfer, and (ii) the Committee may permit, under such terms and conditions that it deems appropriate in its sole discretion, you to transfer any Unit to any other person or entity that the Committee so determines. Any assignment in violation of the provisions of this Section or Section 11 of the Plan shall be void.

    3.    COMPLIANCE WITH LAWS

It is the Company’s intent that the award of Units granted comply in all respects with Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Act”). All actions with respect to Units under the Plan shall be executed in accordance with the requirements of Section 16 of the Act, as amended, and any regulations promulgated thereunder. To the extent that any of the provisions contained herein do not conform with Rule 16b-3 of the Act or any amendments thereto or any successor regulation, then the Committee may make such modifications so as to conform the Units granted thereunder to the Rule’s requirements.

    4.    TAX WITHHOLDING

If the Company shall be required to withhold any amounts by reason of any federal, state or local tax laws, rules or regulations in respect of the Units, you shall make available to the Company, promptly when requested by the Company, sufficient funds to meet the requirements of such withholding and the Company shall be entitled to take and authorize such steps as it may deem advisable in order to have such funds available to the Company out of any funds or property to become due to you.

    5.    SECTION 409A

It is the Company’s intent that the award of Units comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and that the award be administered and interpreted accordingly. If and to the extent that any payment or benefit under the award is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to you by reason of your termination of service, then (a) such payment or benefit shall be made or provided to you only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations, provided that the service recipient and the employer for this purpose shall be the service recipient as defined by Treasury Regulation Section 1.409A-1(g), and (b) if you are a “specified employee” (within the meaning of Section 409A and as determined by the Company), such payment or benefit shall not be made or provided before the date that is six months after the date of your separation from service (or earlier death).
Please be aware that serving as an employee of the Company or its subsidiaries after terminating your service as a member of the Board of Directors may result in the termination of your service as a member of the Board of Directors not qualifying as a “separation from service” as defined above. Conversely, your termination of service as a member of the Board of Directors may still qualify as a “separation from service” as defined above for purposes of the Units under this Award even if you serve as a non-employee director on the board of directors of other companies that are not subsidiaries of the Company. Any determination of whether a “separation from service” has occurred will be made by the Company based on the facts and applicable law in effect at the time of determination and will be final.

Notwithstanding any provision of Sections 3.2, 7 or 9 of the Plan to the contrary, any amendment to the terms of any outstanding award or any delay in the issuance or delivery of any cash amount hereunder shall comply with Section 409A.

    6.    GENERAL

The Units granted by this letter are being issued pursuant and subject to the Plan. Capitalized terms used herein without definition shall have the meanings given to such terms that are defined in the Plan.

    AMC GLOBAL MEDIA INC.

By:    ______________________________
                        Name: Kristin Dolan
Title: Chief Executive Officer

By your electronic signature, you (i) acknowledge that a complete copy of the Plan and the final execution version of this Agreement have been made available to you and (ii) agree to all of the terms and conditions set forth in the Plan and this Agreement.

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